Landry’s Restaurants, Inc. Announces
Proposed Private Placement of Debt Securities

HOUSTON, November 4, 2009 — Landry’s Restaurants, Inc. (NYSE: LNY) (“Landry’s”) announced today that it intends to refinance its existing indebtedness, which currently matures in 2011, and to finance, if consummated, a portion of the recently announced acquisition of Landry’s by Landry’s Chairman, Chief Executive Officer and President, Tilman J. Fertitta, with the proceeds of a proposed offering of up to $550.0 million of debt, including newly issued senior secured debt securities issued in a private placement not registered under the U.S. Securities Act of 1933. This may include an amendment to the terms of its existing senior secured credit facility to, among other things, extend the maturity. There can be no assurance that any of the issuance and sale of any debt securities, the consummation of the acquisition, or the amendment of the senior secured credit facility will be consummated.

This press release is being issued pursuant to and in accordance with Rule 135c under the U.S. Securities Act of 1933. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the debt securities.

About Landry’s Restaurants, Inc.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. Landry’s is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which are intended to be covered by safe harbors created thereby. Readers are cautioned that all forward-looking statements are based largely on Landry’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Landry’s control. Statements concerning Landry’s intention to offer debt securities, consummate a merger transaction, or amend the terms of its senior secured credit facility are just a few examples of forward-looking statements. Some factors that could cause events to differ materially from those discussed in the forward-looking statements include the inability to identify investors willing to purchase debt securities of Landry’s on acceptable terms; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement with Mr. Fertitta’s acquisition company; the outcome of any legal proceedings that have been, or may be, instituted against Landry’s related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements pursuant to the merger agreement; events that affect credit and capital markets in the United States; and the unwillingness of the lenders that are party to Landry’s senior secured credit facility to agree to an amendment on acceptable terms. Additional factors that could cause events to differ materially from those described in the forward-looking statements can be found in Landry’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Landry’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Web site at http://www.sec.gov. Landry’s may not update or revise any forward-looking statements made in this press release.

Contact:

Steven L. Scheinthal Executive Vice President & General Counsel (713) 850-1010	or	Rick H. Liem Executive Vice President and CFO (713) 850-1010